Exhibit 10.1
THIS LICENSING AND PUBLISHING AGREEMENT

THIS LICENSING AND PUBLISHING AGREEMENT (“Agreement”) is effective as of the 17th day of January 2008 (“Effective Date”), by and between Collexis Holdings, Inc. (“Collexis”), a Nevada corporation with offices located at 1201 Main Street, Columbia, SC, 29201, and VersusLaw, Inc. (“VersusLaw”), a Washington corporation with offices located at 8383 158th Ave. NE, Redmond, Washington, 98052.

I. WHEREAS, Collexis operates electronic research entities in Europe and the United States, which provides access to various collections of medical, legal, and pharmaceutical research materials for its clients; and

II. WHEREAS, VersusLaw operates an electronic legal research service from Redmond Washington, which provides access to various collections of primary legal resource materials for its clients; and

III. WHEREAS, Collexis desires to license and include certain of VersusLaw’s legal-related collection of opinions for use in Collexis' own databases.

NOW THEREFORE, in consideration of the mutual promises herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

Part 1. Definitions.

1.1 Licensed Data.
“Licensed Data” shall mean a copy of the unique compilation of certain unenhanced public domain documents or case content of Versuslaw database enumerated in Exhibit A and delivered to Collexis as set forth in Section 6.1 in accordance with the terms of this Licensing Agreement.

1.3 Collexis.	“Collexis” means Collexis Holding, Inc., its subsidiaries, successors and assigns.

1.4 VersusLaw.	“VersusLaw” means VersusLaw, Inc., its subsidiaries, successors and assigns.

Part 2. Grant of License.

2.1 Grant. Upon and coincident with the Closing, VersusLaw grants to Collexis the non-exclusive, transferable, perpetual, irrevocable, fully paid, worldwide right and license to use the Licensed Data for any use whatsoever, including, without limitation, to compile or recompile; combine, mix or commingle with other data; digitize; reproduce or copy; or publish, store, market or distribute, by whatever means whatsoever, with full rights of sublicense for any purpose and under any terms whatsoever. It is understood and agreed that any data, case content, information or other such material constituting Versuslaw database, other than the Licensed Data in Exhibit A (the “Non-Licensed Data”), is outside the scope and boundaries of this Agreement; such Non-Licensed Data includes, but is not limited to, editorial products of VersusLaw, editorial products of third parties and any products which VersusLaw licenses from third parties.

2.1(b): In furtherance of, and without limitation to the rights granted under Part 2.1, Collexis shall have the specific right(s):

2.1(b)(1): To advertise, market, distribute, license and sublicense for use, pledge, encumber, assign, lease and rent copies of the Licensed Data, directly or indirectly, for distribution to end users; and

2.1(b)(2): To permit customers of Collexis, or its subsidiaries, to download, print or electronically copy Licensed Data.

Part 3. License Fee.

3.1 Collexis hereby agrees to pay to VersusLaw license fees pursuant to this Agreement and upon execution of this Agreement (the "Closing") in the amount of One Million Three Hundred Eighty Five Thousand Dollars ($1,385,000) for the Licensed Data, which shall be paid as follows:

(a)	Seven Hundred Fifty Thousand Dollars ($750,000), which amount shall be payable in cash as follows:

(i)	One hundred thousand dollars ($100,000) at Closing,
(ii)
Six hundred fifty thousand dollars ($650,000) thirty (30) days thereafter, which amount shall be evidenced by a promissory note and security agreement in the form of Exhibit B attached hereto (the "Secured Note") delivered at the Closing and shall be secured by accounts receivable of Collexis as set forth in the Secured Note; and

(b)
Six hundred thirty five thousand dollars ($635,000) in shares of Collexis common stock at Closing, which for purposes hereof shall result in the subscription for and issuance of eight hundred forty six thousand six hundred and sixty six (846,666) shares of Collexis common stock, based on an agreed value of seventy-five cents ($0.75) per share (the "Stock") pursuant to the Investor Letter (as defined below); provided, however, that VersusLaw shall have first completed Collexis’ Investor Letter, a copy of which form is attached hereto and marked as Exhibit C (the “Investor Letter”). Collexis shall instruct its transfer agent to deliver to VersusLaw a certificate for the Stock promptly after Closing. The parties agree that the Stock shall be “restricted securities” under Rule 144. Collexis represents and warrants that it has made as of the Closing and shall make thereafter all necessary filings with the SEC as required under the Securities Act of 1933 and to take such other actions as are reasonably requested by VersusLaw, including, without limitation, the issuance of legal opinions if required, so as to permit VersusLaw to sell the Stock in accordance with such Rule.

Part 4. Copyright, Source, and Methodology.

4.1 Copyright. Collexis acknowledges and agrees that Versuslaw claims only a compilation copyright with respect to the Licensed Data. Collexis acknowledges that VersusLaw does not claim copyright protection for any data subject to this Licensing Agreement that originated as a decision from any court, irrespective of the databasing methods employed to maintain said decisions. Furthermore, VersusLaw acknowledges and agrees that it cannot and will not assert a claim of copyright against any new compilation(s) Collexis might create by combining the Licensed Data with other data and/or adding enhancements of Collexis' own design, methodology and/or implementation, all of which actions Collexis is hereby expressly granted the right to undertake if it so elects.

4.2 Source and Methodology. Without limiting the warranties contained in Section 4.1 and 5.1 of this Agreement below, VersusLaw hereby warrants that in compiling and amassing the primary research materials for the Licensed Data under this Licensing Agreement, it receives said material through: a) downloads from courts, b) uploads from courts, c) scanning hard copy opinions from courts and official sources, and d) keyboarding opinions received from courts and official sources. VersusLaw further warrants that as to all other materials it does or may provide under the terms of this Licensing Agreement, the above is an accurate description of the methodologies employed to source all primary materials.

Part 5. Warranties, Disclaimer, and Infringement, and Indemnification.

5.1 Warranties.

5.1(a) Each party warrants and represents that:

1) it has the full and exclusive right and power to enter into and perform according to the terms of this Agreement, and that it has all rights necessary to grant the rights granted herein, and

2) all corporate action on the part of its officers, directors and members that is necessary for authorization, execution and delivery of this Agreement and the performance of its obligations hereunder has been duly taken.

5.1(b) Versuslaw represents and warrants that it has good and marketable title to the Licensed Data and has the right to license the Licensed Data in accordance with the terms of this Licensing Agreement, free and clear from any and all claims by third parties. To the best of Versuslaw's knowledge, Versuslaw has not interfered with, infringed upon, misappropriated or otherwise come into conflict with any copyright or intellectual property rights of third parties in creating and compiling of the unique compilation that constitutes the Licensed Data or its use or licensing hereunder.

5.1(c) VersusLaw hereby represents and warrants to Collexis that, through the use by it, the media on which the Licensed Data are furnished shall be free from defects in materials and workmanship under normal use; and it will not receive or experience any virus, worm, trap door, back door, timer, clock, counter or other limiting routine, instruction, design or device that would erase any of its respective data or information or otherwise cause any respective systems to become inoperable or incapable of being used in the full manner for which it was design and created (collectively, a "Disabling Code.) In the event a Disabling Code is identified, VersusLaw shall take all steps necessary, at no additional cost to Collexis and within five (5) days of notice thereof, to restore and/or reconstruct any and all Licensed Data lost as a result of such Disabling Code.

5.2 Disclaimer of All Other Warranties

5.2(a) Except for the express warranties set forth in this Licensing Agreement, VersusLaw provides the Licensed Data to Collexis on an “as is” basis, without warranty of any kind,

either express or implied, including, but not limited to, the implied warranties of merchantability and fitness for a particular purpose and without limitation as to the price, market position, distribution channels, and name of the products of the parties, as well as the media and platforms on which products will be available. Further, VersusLaw does not warrant, guarantee, or make any representations regarding the use, or the results of the use, of any materials licensed hereunder in terms of accuracy, reliability, currentness, or otherwise. The entire risk as to the result and performance of the Licensed Data is hereby assumed by Collexis and each successor-in-interest or assign thereof. It is understood and agreed by the parties that Collexis is relying entirely on its inspection of the Licensed Data as provided for in Section 6.2 below in accepting the Licensed Data "as is" in accordance with the terms of this Section.

5.3 Infringement and Indemnification

5.3(a) Each Party acknowledges and understands that it is the intent of Collexis to change, modify, enhance, otherwise customize and combine the Licensed Data with other data owned or licensed by Collexis for optimum usage and performance on Collexis' or its subsidiaries’ online service and/or web site. As a result of these intended and/or anticipated changes, each party shall indemnify and hold the other harmless (and the other’s directors, officers, employees and agents), from and against any liability, loss, claim, demand, cost, attorneys’ fees, or other expenses reasonably and actually incurred that may arise as a result of a claim or other action by a third party arising out of or in connection with the breach of the representations and warranties of this Agreement.

5.3(b) The representations and warranties contained herein are continuous in nature and shall be deemed to have been made by the proponent thereof upon and coincident with the execution of this Agreement.

5.3(c) The representations and warranties contained within Parts 4 and 5 are the only warranties of any kind, either express or implied given by the parties hereto. VersusLaw specifically disclaims all express or implied warranties of merchantability or fitness for a particular purpose. In no event shall either party, their affiliates or suppliers, be liable to another party, its affiliates or any other third party claiming directly or through any of the foregoing parties, for any consequential, incidental, indirect, economic, punitive or other damages of any kind resulting from the use of the Licensed Data, including, but not limited to, loss of revenues, profits or goodwill, even if the party causing such damages had been advised of the possibility of such damages.

Part 6. Delivery of Data.

6.1 VersusLaw shall deliver the Licensed Data to Collexis in an electronic format acceptable for use by Collexis commencing with the Closing; with the proviso that VersusLaw shall have received at Closing the cash and stock payments in accordance with Sections 3.1(a)(i) and (b). At the election of Collexis, the methodology of delivery may include, but is not limited: a) delivery of data on large capacity hard drives, CD -ROM, DVD, data tape, or a site commonly referred to as an “FTP” site.

6.2 Upon delivery of data subject to this Agreement, both initial and any ongoing delivery, Collexis shall have ten (10) days to review the delivered data, perform preliminary integration of the data into Collexis' own database, advance whatever enhancements it intends to add (if any), and otherwise satisfy itself that the data it has received complies with the terms and conditions of this agreement. Should Collexis claim that the Licensed Data does not comply with the terms of this Agreement, it shall notify VersusLaw of the reason it rejects such data, whereupon VersusLaw shall make reasonable commercial efforts to satisfy the objections of Collexis or, if VersusLaw disputes Collexis' claim, the parties shall attempt to negotiate a settlement of any disagreements concerning the delivery of the Licensed Data prior to undertaking any remedies.

Part 7. Marketing and Sale Provisions

Subject to the terms and conditions of this Agreement and any modifications thereof, Collexis shall have the sole discretion to set and determine all terms and conditions for access by users to the Licensed Data and pricing for access thereto including, without limitation, the price, market position, distribution channels, name(s) of products and/or services, as well as the media and platforms on which the products and/or services will be available.

Part 8. Term

VersusLaw acknowledges and agrees that, subject to the terms of this Licensing Agreement, the license of the Licensed Data hereunder shall be for a perpetual term to Collexis, without further payment beyond that called for in Part 3 above.

Part 9. Confidential Information.

9.1 Each party agrees not to disclose to any third party:

(a)
any information regarding the other party’s business (excluding the Licensed Data), including, without limitation, marketing plans and financial information, that has been designated in writing at or before the time of such disclosure as “Confidential Information”;

(b)	any correspondence, e-mail, cable, telex, telefax, or other communication between the parties regarding the existence of this Agreement, or any terms, conditions, or provisions thereof; or

(c)	This Agreement;

provided, however, the foregoing restrictions shall not prohibit either party from disclosing any such information or this Agreement if such information or this Agreement:

1)	is previously known to the receiving party,
2)	is or becomes publicly known through no wrongful act of the receiving party,
3)	is received by the receiving party from a third party without restriction, or
4)
is required to be disclosed by law or court order (the party required to disclose under this provision shall, prior to any disclosure, give the other party prompt notice of the intended disclosure and opportunity to make formal protest to the authority requiring disclosure) or as required by qualified private investors during a formal due diligence process.

Part 10. Relationship of the Parties.

The rights and powers granted hereunder are solely those of a licensee. Nothing in this Agreement shall be construed as making either party the partner, joint venturer, agent, employer, or employee of the other. Neither party shall have the authority to make any statement, representation or commitment of any kind, or to take any action which shall be binding on the other, except as provided for herein or authorized in writing by the party to be bound.

Part 11. Taxes.

All sales, use, service, or other taxes, howsoever levied, and whether or not based on the license granted under this Agreement are the responsibility of the individual parties.

Part 12. Remedies Cumulative.

In the event a party is in default hereunder, the non-breaching party may elect to not perform its obligations under this Agreement, in addition to any other right or remedy available at law or in equity. The parties further agree that remedies at law may be inadequate to protect against a breach of this Agreement, and consent to the granting of injunctive relief, whether temporary, preliminary or final.

Part 13. Notice.

Each notice, request or demand, or other communication or document to be given or made hereunder, shall be given in writing, by letter, telefax, or telex addressed as follows:

If to Collexis:

Collexis Holdings, Inc.
1201 Main Street, Suite 980
Columbia, SC 29201

With a copy to:

Mr. Frank McDaniel, Esq.
McDaniel & Henry, LLP
PO Box 681235
Marietta, Georgia 30068-0021
Fax: 404.393.5916

If to VersusLaw:

VersusLaw, Inc.
8383 158th Ave NE, Suite 250
Redmond, WA 98052

or to such other address as a party shall have specified to the other in writing in accordance with this part 13. All notices or other communications by letter or personal delivery shall be deemed to be duly given or made when delivered; all notices or other communications transmitted by wire, telex or telefax shall be deemed to be duly given or made when dispatched, provided that the recipients answer back or confirmation relating thereto has been received. Notices or other communications received on Saturday, Sunday, public holiday, or after 5:00 p.m. shall be deemed to have been received on the next following working day in the place received.

Part 14. Waiver.

A single waiver of any provision of this Agreement does not operate as a continuing or ongoing waiver of any rights that either party may have against the other party.

Part 15. Governing Law.

This Agreement and all actions contemplated shall be governed by and construed in accordance with the laws of the State of Washington without regard to the principles of conflicts of law. The parties agree that venue for any action to enforce this Agreement shall be brought in the Federal District courts of the Western District of Washington, Seattle, Washington.

Part 16. Attorneys Fees.

In the event of a lawsuit between the parties, the substantially prevailing party shall be entitled to an award of its attorneys’ fees and expenses in addition to any other rights and remedies to which it may be entitled.

Part 17. Force Majeure.

Neither party shall bear any responsibility or liability for any losses arising out of any delay or interruption of its performance of obligations under this Agreement due to any act of God, act of governmental authority, or due to war, flood, civil commotion, labor difficulty, severe or adverse weather conditions, lack or shortage of electrical power or any other cause beyond the reasonable control of the party delayed.

Part 18. Assignment.

Neither party may assign this Agreement in whole or in part without the prior written consent of the other party, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, either party may assign or transfer the entirety of (a) this Agreement to any person who acquires, controls, is controlled by or under common control with such party as long as such party agrees in writing to assume and perform all of the obligations of the assigning party under this agreement or (b) the Licensed Data.

Part 19. Entire Agreement/Amendment.

This Agreement sets forth the entire understanding as between the parties relating to the subject matter contained herein and merges all prior discussions between them with respect to that subject matter. No modification or amendment of this Agreement shall be effective unless it is set forth in writing duly executed by or on behalf of both parties.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the Effective Date, above.

Collexis Holdings, Inc.		VersusLaw, Inc.

By:	/s/ William D. Kirkland William Kirkland	By:	/s/ Joe W. Acton Joe W. Acton
	President		President